ROPES & GRAY LLP ONE METRO CENTER 700 12TH STREET, NW, SUITE 900 WASHINGTON, DC 20005-3948 WWW.ROPESGRAY.COM

January 26, 2012

DoubleLine Opportunistic Credit Fund

333 South Grand Avenue, Suite 1800

Los Angeles, California 90071

Ladies and Gentlemen:

We have acted as counsel to DoubleLine Opportunistic Credit Fund (the “Fund”) in connection with the registration statement of the Fund on Form N-2 (file no. 333-175891) under the Securities Act of 1933 (the “Securities Act”) and the Investment Company Act of 1940 (file no. 811-22592) (the “Original Registration Statement”), each as amended, with respect to certain of its common shares of beneficial interest, par value of $0.00001 per share. This opinion is being issued in connection with the registration statement of the Fund on Form N-2 (the “New Registration Statement”), which is being filed pursuant to Rule 462(b) under the Securities Act to register additional common shares of beneficial interest of the Fund (the “Additional Common Shares”) that are part of the same offering described in the Original Registration Statement. The Additional Common Shares are to be sold pursuant to an Underwriting Agreement substantially in the form filed as an exhibit to the Original Registration Statement (the “Underwriting Agreement”) among the Fund, DoubleLine Capital LP, Wells Fargo Securities, LLC, UBS Securities LLC, and the other underwriters party thereto.

We have examined the Fund’s Amended and Restated Agreement and Declaration of Trust on file in the office of the Secretary of The Commonwealth of Massachusetts (the “Declaration of Trust”), and the Fund’s Amended and Restated Bylaws, and are familiar with the actions taken by the Fund in connection with the issuance and sale of the Additional Common Shares. We have also examined such other documents and records as we have deemed necessary for the purposes of this opinion.

Based upon the foregoing, we are of the opinion that:

1. The Fund is a duly organized and validly existing unincorporated voluntary association with transferable shares under and by virtue of the laws of The Commonwealth of Massachusetts.

2. The Additional Common Shares have been duly authorized and, when issued and paid for in accordance with the Underwriting Agreement, will be validly issued, fully paid and, except as described in the following paragraph, nonassessable by the Fund.

The Fund is an entity of the type commonly known as a “Massachusetts business trust.” Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Fund. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Fund and requires that a notice of such disclaimer be given in each note, bond, contract, instrument, certificate or undertaking entered into or executed by the Fund or its trustees. The Declaration of Trust provides for indemnification out of the property of the Fund for all loss and expense of any shareholder of the Fund held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of a shareholder’s incurring financial loss on account of being a shareholder should be limited to circumstances in which the Fund itself would be unable to meet its obligations.

We understand that this opinion is to be used in connection with the registration of the Additional Common Shares for offering and sale pursuant to the Securities Act. We consent to the filing of this opinion with and as part of the New Registration Statement and to the references to our firm under the caption “Legal Matters” in the prospectus, incorporated by reference into the New Registration Statement.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP